News from Xerox
Public Relations Office: 800 Long Ridge Road Stamford, CT 06904 203-968-4644	FOR IMMEDIATE RELEASE

XEROX REPORTS FIRST-QUARTER EARNINGS OF 24 CENTS PER SHARE

•	Earnings per share up 20 percent; exceed expectations

•	Total revenue up 4 percent, post-sale revenue up 6 percent, includes favorable currency

•	Gross margins improve to 40.6 percent

•	Operating cash flow of $187 million

STAMFORD, Conn., April 20, 2007 – Xerox Corporation (NYSE: XRX) announced today first-quarter 2007 earnings per share of 24 cents.

The company’s earnings include a 2-cent charge to reflect its share of a restructuring charge recorded by Fuji Xerox Co., Ltd. This previously announced restructuring was initially expected to be a 3-cent charge to Xerox’s first-quarter earnings.

Total revenue of $3.8 billion grew 4 percent in the first quarter. Post-sale and financing revenue – Xerox’s annuity streams that represent more than 70 percent of total revenue – increased 6 percent. This growth was largely driven by a 7 percent increase in post-sale revenue from digital systems. Both total revenue and post-sale revenue included a currency benefit of 3 percentage points.

“Xerox’s growth strategy focuses on increasing our install base of digital technology through new products and broader distribution, strengthening our leadership in color, and expanding our services business. Success in these areas builds a healthy annuity stream that serves our company well for the long term,” said Anne M. Mulcahy, Xerox chairman and chief executive officer. “Our results in the first quarter show that the strategy is working. We delivered solid activity gains, grew color revenue, and signed big deals for Xerox’s document management services – all of which contribute to steady annuity growth.

“Along with progress on the top line, excellent operational performance and improved margins led to a 17 percent increase in net income and earnings that exceeded our expectations,” added Mulcahy.

Xerox Reports First-Quarter 2007 Earnings / 2

A fundamental measure of Xerox’s business is increasing the number of Xerox systems installed in customers’ workplaces. This install activity generates sales of supplies and services that are expected to drive gains in post-sale revenue. As Xerox accelerated activity in key markets during the first quarter, the continued impact of pricing declines put pressure on equipment sales, which were down 2 percent including a 2 point benefit from currency.

Since the beginning of the year, Xerox has introduced 19 new products, half of which are color products, surpassing the 14 total product launches in 2006. The company plans to more than double its number of product launches this year. More than two-thirds of Xerox’s equipment sales come from products launched in the past two years.

Xerox is growing color revenue through the industry’s broadest portfolio of color presses, printers and multifunction devices, and new marketing campaigns that promote the quality and affordability of color printing as seen on www.frugalcolor.com. Revenue from color grew 17 percent in the first quarter and now represents 37 percent of Xerox’s total revenue, up 4 points from the first quarter of 2006. Xerox color presses produce the highest volume of pages in the industry and last year more than 30 billion color pages were printed on Xerox technology. In the first quarter, color pages contributed to a 21 percent increase in post-sale revenue from color.

Xerox services help businesses simplify work processes, manage office technology and in-house print shops, digitize paper files, create digital archives and much more. Through multiyear, multimillion dollar contracts, the company’s document management services generated nearly $800 million in annuity revenue in the first quarter, a 10 percent increase in post-sale revenue from services.

Xerox’s production business provides commercial printers and document-intensive industries with high-speed digital printing and services that enable on-demand, personalized printing. Total production revenue increased 5 percent in the first quarter including a 4 point currency benefit. Installs of production black-and-white systems declined 7 percent with growth in light production and continuous feed only partially offsetting declines in higher-end production printing. Production color installs grew 4 percent reflecting strong activity for the Xerox iGen3® Digital Production Press and continued demand for the DocuColor® 5000.

Xerox’s office business provides document technology and services for businesses of any size. Total office revenue was up 2 percent in the first quarter

Xerox Reports First-Quarter 2007 Earnings / 3

including a 2 point currency benefit. Installs of office black-and-white systems were down 5 percent due to activity declines for desktop devices, which were only partially offset by 11 percent growth in the company’s mid-range line of multifunction devices. Strong demand for Xerox’s color WorkCentre® families led to a 71 percent increase in install activity for color multifunction systems.

In addition to new product and service offerings, Xerox is making aggressive moves to expand its presence in the fast growing small and mid-size business (SMB) market. Earlier this month, Xerox agreed to acquire Global Imaging Systems for $1.5 billion, which, upon closing, will give Xerox access to about 200,000 new customers and increase its U.S. distribution to SMB customers by more than 50 percent. Expected to close in mid-May, the acquisition of Global Imaging builds on Xerox’s announcement in February to increase its investments in sales channels by providing more offerings to value-added resellers and independent agents.

“We’re playing offense in the marketplace and we’re playing to win,” said Mulcahy.

Gross margins were 40.6 percent, about a half point improvement from first quarter of 2006. Selling, administrative and general expenses were 24.9 percent of revenue, a year-over-year improvement of 1.7 points.

Xerox generated operating cash flow of $187 million in the first quarter and closed the quarter with $1.3 billion in cash and short-term investments.

Since launching its stock buyback program in October 2005, the company to date has repurchased about 114 million shares, totaling $1.7 billion of its $2.5 billion program.

Xerox expects second-quarter 2007 earnings in the range of 26-28 cents per share.

-XXX-

Media Contacts:

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

Bill McKee, Xerox Corporation, 585-423-4476, bill.mckee@xerox.com

Note to Editors: This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the ability to obtain regulatory approval for the Global Imaging transaction; the risk that the businesses of Xerox and Global Imaging will not be integrated successfully, or that such integration will take longer than anticipated; the risk that the expected cost savings from the Global Imaging transaction will not be achieved or unexpected costs will be incurred; the risk that customer retention goals for the Global Imaging transaction will not be met and that disruptions from the Global Imaging transaction will harm

Xerox Reports First-Quarter 2007 Earnings / 4

relationships with customers, employees and suppliers; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our 2006 Form 10-K filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

To receive Xerox’s RSS news feed, visit www.xerox.com/news. XEROX®, iGen3®, and WorkCentre® are trademarks of XEROX CORPORATION. DocuColor® is used under license.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
(in millions, except per-share data)	2007	2006	% Change

Revenues
Sales	$1,707	$1,666	2%
Service, outsourcing and rentals	1,924	1,816	6%
Finance income	205	213	(4%)

Total Revenues	3,836	3,695	4%

Costs and Expenses
Cost of sales	1,084	1,075	1%
Cost of service, outsourcing and rentals	1,118	1,060	5%
Equipment financing interest	78	76	3%
Research, development and engineering expenses	218	225	(3%)
Selling, administrative and general expenses	954	983	(3%)
Restructuring and asset impairment charges	(2)	—	*
Other expenses, net	57	68	(16%)

Total Costs and Expenses	3,507	3,487	1%

Income before Income Taxes and Equity Income**	329	208	58%
Income taxes	102	47	*
Equity in net income of unconsolidated affiliates	6	39	(85%)

Net Income	$233	$200	17%

Basic Earnings per Share	$0.25	$0.20	25%
Diluted Earnings per Share	$0.24	$0.20	20%

*	Percent not meaningful.
**	Referred to as "Pre-tax income" throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	March 31, 2007	December 31, 2006

Assets
Cash and cash equivalents	$1,218	$1,399
Short-term investments	65	137

Total cash, cash equivalents and short-term investments	1,283	1,536
Accounts receivable, net	2,218	2,199
Billed portion of finance receivables, net	282	273
Finance receivables, net	2,588	2,649
Inventories	1,290	1,163
Other current assets	915	934

Total current assets	8,576	8,754
Finance receivables due after one year, net	4,858	4,922
Equipment on operating leases, net	492	481
Land, buildings and equipment, net	1,525	1,527
Investments in affiliates, at equity	838	874
Intangible assets, net	278	286
Goodwill	2,026	2,024
Deferred tax assets, long-term	1,753	1,790
Other long-term assets	1,045	1,051

Total Assets	$21,391	$21,709

Liabilities and Equity

Short-term debt and current portion of long-term debt	$1,518	$1,485
Accounts payable	1,177	1,133
Accrued compensation and benefits costs	486	663
Other current liabilities	1,338	1,417

Total current liabilities	4,519	4,698
Long-term debt	5,436	5,660
Liability to subsidiary trust issuing preferred securities	624	624
Pension and other benefit liabilities	1,384	1,336
Post-retirement medical benefits	1,494	1,490
Other long-term liabilities	794	821

Total liabilities	14,251	14,629
Common stock, including additional paid-in-capital	4,576	4,666
Treasury stock, at cost	(218)	(141)
Retained earnings	4,433	4,202
Accumulated other comprehensive loss	(1,651)	(1,647)

Total Liabilities and Equity	$21,391	$21,709

Shares of common stock issued	949,923	954,568
Treasury stock	(12,577)	(8,363)

Shares of common stock outstanding	937,346	946,205

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2007	2006

Cash Flows from Operating Activities:
Net income	$233	$200
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	152	155
Provisions for receivables and inventory	36	34
Net gain on sales of businesses and assets	(4)	(2)
Undistributed equity in net income of unconsolidated affiliates	(5)	(37)
Stock-based compensation	17	11
Restructuring and asset impairment charges	(2)	–
Cash payments for restructurings	(74)	(80)
Contributions to pension benefit plans	(28)	(32)
Increase in inventories	(138)	(67)
Increase in equipment on operating leases	(69)	(55)
Decrease in finance receivables	138	155
Increase in accounts receivable and billed portion of finance receivables	(27)	(11)
Increase in other current and long-term assets	(4)	–
Decrease in accounts payable and accrued compensation	(84)	(73)
Net change in income tax assets and liabilities	94	12
Net change in derivative assets and liabilities	2	16
Decrease in other current and long-term liabilities	(32)	(68)
Other, net	(18)	(11)

Net cash provided by operating activities	187	147

Cash Flows from Investing Activities:
Purchases of short-term investments	(18)	(45)
Proceeds from sales of short-term investments	90	93
Cost of additions to land, buildings and equipment	(52)	(31)
Proceeds from sales of land, buildings and equipment	4	2
Cost of additions to internal use software	(29)	(13)
Proceeds from divestitures and investments, net	–	138
Net change in escrow and other restricted investments	21	(88)

Net cash provided by investing activities	16	56

Cash Flows from Financing Activities:
Cash proceeds from new secured financings	34	49
Debt payments on secured financings	(230)	(334)
Net cash (payments) proceeds on other debt	(13)	672
Payment of liability to subsidiary trust issuing preferred securities	–	(100)
Preferred stock dividends	–	(14)
Proceeds from issuances of common stock	32	22
Excess tax benefits from stock-based compensation	12	7
Payments to acquire treasury stock	(225)	(238)
Other	–	(2)

Net cash (used in) provided by financing activities	(390)	62

Effect of exchange rate changes on cash and cash equivalents	6	11

(Decrease) increase in cash and cash equivalents	(181)	276
Cash and cash equivalents at beginning of period	1,399	1,322

Cash and cash equivalents at end of period	$1,218	$1,598

Financial Review

Summary

Revenues

	Three Months Ended March 31,
(in millions)	2007	2006	Change

Equipment sales[1]	$931	$947	(2%)
Post sale and other revenue[2]	2,700	2,535	7%
Finance income	205	213	(4%)

Total Revenues	$3,836	$3,695	4%

Reconciliation to Condensed Consolidated Statements of Income
Sales	$1,707	$1,666
Less: Supplies, paper and other sales	(776)	(719)

Equipment sales	$931	$947

Service, outsourcing and rentals	$1,924	$1,816
Add: Supplies, paper and other sales	776	719

Post sale and other revenue	$2,700	$2,535

Memo: Color[3]	$1,423	$1,214

[1]	Equipment sales reflect the results of our technology investments and the associated product launches.

[2]

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

[3]	Color revenues represent a subset of total revenues.

First quarter 2007 total revenues grew 4% compared to the first quarter 2006. Currency had a 3-percentage point positive impact on total revenues in the quarter. Total revenues included the following:

•	7% increase in post sale and other revenue. Growth in color products, DMO, global services and paper, more than offset a decline in light lens products.

•

6% increase in service, outsourcing, and rentals revenue of $1,924 million due to technical service revenue and global services growth. Supplies, paper, and other sales of $776 million grew 8% year-over-year due to supplies associated with strong color installations in previous periods and higher paper price levels.

•

2% decline in equipment sales, including a 2-percentage point benefit from currency. Strong install activity in office color multifunction and high-end production color were more than offset by overall price declines between 5% and 10% and declines in black-and-white products and color printers. More than two-thirds of the first quarter 2007 equipment sales were generated from products launched in the past 24 months.

•	17% growth in color revenue. Color revenue of $1,423 million comprised 37% of total revenue in the first quarter 2007 compared to 33% in the first quarter 2006, reflecting:

o	22% growth in color post sale and other revenue. Color represented 34% of post sale and other revenue in the first quarter 2007 versus 29% in the first quarter 2006.

o	9% growth in color equipment sales. Color sales represented 48% of total equipment sales in the first quarter 2007 versus 43% in the first quarter 2006.

•	4% decline in finance income included a 2-percentage point benefit from currency.

Net Income

First quarter 2007 net income of $233 million, or $0.24 per diluted share increased $33 million or $0.04 per diluted share from the first quarter 2006, primarily reflecting:

•	Gross profit increase of $72 million due to increased revenue of $141 million as well as an improvement in gross margin of 0.4-percentage points.

•	Reductions in R,D&E and SAG of $36 million due primarily to continued cost management efforts.

•	In addition, a decrease in equity income of $33 million including a $23 million charge for our share of a previously disclosed Fuji Xerox restructuring charge.

The calculations of basic and diluted earnings per share are enclosed as Appendix I.

Operations Review

	Three Months Ended March 31,
(in millions)	Production	Office	DMO	Other	Total

2007
Equipment sales	$255	$515	$130	$31	$931
Post sale and other revenue	752	1,208	327	413	2,700
Finance income	78	123	1	3	205

Total Revenues	$1,085	$1,846	$458	$447	$3,836

Operating Profit	$100	$232	$16	$14	$362

Operating Margin	9.2%	12.6%	3.5%	3.1%	9.4%

2006
Equipment sales	$256	$530	$126	$35	$947
Post sale and other revenue	697	1,148	308	382	2,535
Finance income	82	126	2	3	213

Total Revenues	$1,035	$1,804	$436	$420	$3,695

Operating Profit	$67	$160	$17	$3	$247

Operating Margin	6.5%	8.9%	3.9%	0.7%	6.7%

Refer to Appendix II for the reconciliation of Segment Operating Profit to Pre-tax Income

Production

Revenue

First quarter 2007 Production revenue of $1,085 million increased 5%, including a 4-percentage point benefit from currency, reflecting:

•	8% increase in post sale and other revenue as growth from digital products more than offset declines in revenue from older light lens technology.

•	Flat equipment sales, including a 5-percentage point benefit from currency as price declines and declines in production black-and-white systems were offset by color growth.

•	4% growth in installs of production color products as strong DocuColor® 5000 and iGen3® activity more than offset other declines.

•

7% decline in installs of production black-and-white systems included a decline in installs of high-volume production and printing systems partially offset by growth in installs of light production systems.

Operating Profit

First quarter 2007 Production profit of $100 million increased $33 million from first quarter 2006. Operating profit margin increased 2.7-percentage points in the 2007 first quarter reflecting higher gross profit and lower R,D&E and SAG expenses reflecting, in part, the benefits from 2006 restructuring programs.

Office

Revenue

First quarter 2007 Office revenue of $1,846 million increased 2%, including a 2-percentage point benefit from currency, reflecting:

•	5% increase in post sale and other revenue, including a 3-percentage point impact from currency reflecting growth in revenue from color multifunction devices and color printers.

•	3% decline in equipment sales as declines in price and color printers were partially offset by mix in black-and-white products as well as color multifunction products install growth.

•	71% install growth in color multifunction devices led by strong demand for Xerox WorkCentre® products.

•	5% decline in black-and-white copiers and multifunction devices as a 9% decline in Segment 1&2 products (11-30 ppm) more than offset 11% growth in Segment 3-5 products (31-90 ppm).

•	18% decline in color printers primarily due to lower OEM sales.

Operating Profit

First quarter 2007 Office profit of $232 million increased $72 million from first quarter 2006. Operating profit margin increased 3.7-percentage points in the 2007 first quarter reflecting higher gross profit and lower SAG expenses reflecting, in part, the benefits from 2006 restructuring programs.

DMO

Revenue

First quarter 2007 DMO revenue of $458 million increased 5%, reflecting:

•	6% increase in post sale and other revenue driven primarily from revenue growth in supplies, services and paper sales.

•

3% increase in equipment sales reflecting install growth in office multifunction color, light production black-and-white and production color systems. DMO equipment sales consist of Office and Production products, including a large proportion of sales of Segment 1&2 office devices.

Operating Profit

First quarter 2007 DMO profit of $16 million decreased $1 million from 2006 reflecting higher costs and expenses in Latin America resulting in lower gross profit and higher

SAG expenses. Operating profit margin declined 0.4-percentage points in the 2007 first quarter.

Other

Revenue

First quarter 2007 Other revenue of $447 million increased 6%, including a 3-percentage point benefit from currency, reflecting increased paper and value-added services revenue. Paper comprised approximately half of first quarter 2007 revenue.

Operating Profit

First quarter 2007 Other operating profit of $14 million increased $11 million from first quarter 2006 reflecting increased value-added services revenue, including benefits from our 2006 acquisition of Amici (now Xerox Litigation Services), which more than offset lower equity income from Fuji Xerox before the restructuring charge.

Costs, Expenses and Other Income

Gross Margin

	Three Months Ended March 31,
	2007	2006	Change
Gross Margin
Sales	36.5%	35.5%	1.0 pts
Service, outsourcing and rentals	41.9%	41.6%	0.3 pts
Financing Income	62.0%	64.3%	(2.3)pts
Total	40.6%	40.2%	0.4 pts

First quarter 2007 total gross margin of 40.6% increased 0.4-percentage points compared to the first quarter 2006 as cost improvements and other variances more than offset the impact of price declines.

Sales gross margin increased 1.0-percentage points primarily as product mix and other variances offset the impact of price declines. The margin impact from price declines of approximately 1.3-percentage points were equipment-related and largely resulted from actions taken on office products.

Service, outsourcing and rentals margin increased 0.3-percentage points, as cost and productivity improvements including restructuring savings and other variances more than offset price declines and product mix.

Financing income margin declined 2.3-percentage points primarily from additional interest expense due to higher interest rates.

Research, Development and Engineering Expenses (“R,D&E”)

	Three Months Ended March 31,
	2007	2006	Change
R,D&E % Revenue	5.7%	6.1%	(0.4) pts

R,D&E of $218 million in the first quarter 2007 was $7 million lower than the first quarter 2006. R&D of $181 million increased by $2 million while sustaining engineering costs of $37 million declined by $9 million, primarily in the Production segment, and reflecting lower environmental spending requirements.

We invest in technological development, particularly in color, and believe our R&D spending is sufficient to remain technologically competitive. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

	Three Months Ended March 31,
	2007	2006	Change
SAG % Revenue	24.9%	26.6%	(1.7) pts

SAG expenses of $954 million in the first quarter 2007 were $29 million lower than the first quarter 2006, including a $27 million negative impact from currency. The SAG expenses decline reflected the following:

•	$34 million reduction in selling expenses reflecting benefits from 2006 restructuring programs intended to re-align our sales infrastructure and a decrease in marketing program spend.

•	$2 million reduction in general and administrative (“G&A”) expenses resulting from continued expense management initiatives, including benefits from restructuring.

•	$7 million increase in bad debt expense. First quarter 2007 bad debt expense of $27 million continues to reflect the favorable trend in write-offs, receivables aging and collections.

Worldwide Employment

Worldwide employment of 53,150 at March 31, 2007, declined approximately 600 from December 31, 2006 primarily reflecting reductions from the 2006 restructuring programs.

Restructuring and Asset Impairment Charges

During the first quarter 2007, we recorded a $2 million net restructuring reversal primarily due to changes in estimated reserves for prior year initiatives. The restructuring reserve balance as of March 31, 2007, for all programs was $261 million, of which approximately $224 million is expected to be spent over the next twelve months.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2007	2006
Non-financing interest expense	$58	$54
Interest income	(17)	(15)
Gains on sales of businesses and assets	(4)	(2)
Currency losses, net	3	14
Amortization of intangible assets	6	10
Other, net	11	7

Total	$57	$68

Non-Financing Interest Expense

First quarter 2007 non-financing interest expense of $58 million was $4 million higher than the first quarter 2006. The increase is primarily due to higher interest rates, partially offset by lower average debt balances.

Currency Losses, Net

Net first quarter 2007 and 2006 currency losses of $3 million and $14 million, respectively; primarily reflect the mark-to-market of derivative contracts which economically hedge the cost of anticipated foreign currency denominated payments. The change from 2006 is primarily attributable to currency fluctuations.

Amortization of Intangible Assets

First quarter 2007 amortization of intangible assets expense of $6 million was $4 million lower than the first quarter 2006. The decrease is associated with the end of amortization period for certain acquired intangible assets.

Income Taxes

In the first quarter 2007, we recorded income tax expense of $102 million compared to $47 million in the first quarter 2006. The effective tax rate for the first quarter 2007 was 31.0% versus 22.6% in the first quarter 2006.

The 2007 first quarter effective tax rate of 31.0% was lower than the U.S. statutory tax rate of 35.0% primarily reflecting the geographical mix of income before taxes and the related tax rates in those jurisdictions.

The 2006 first quarter effective tax rate of 22.6% was lower than the U.S. statutory tax rate of 35.0% primarily reflecting a tax benefit of $24 million from the resolution of certain tax issues associated with our 1999 to 2003 Internal Revenue Service audit.

Our effective tax rate is based on nonrecurring events as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions, as well as available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for the remainder of the year will approximate 33%, excluding the effects of any future discrete events and we expect our full year 2007 tax rate to be approximately 33%.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $6 million decreased $33 million compared to first quarter 2006. The decline in equity income is primarily due to a $23 million charge representing our 25% share of Fuji Xerox restructuring.

Capital Resources and Liquidity

The following table summarizes our cash, cash equivalents and short-term investments for the three months ended March 31, 2007 and 2006:

	Three Months Ended March 31,
(in millions)	2007	2006	Amount Change
Net cash provided by operating activities	$187	$147	$40
Net cash provided by investing activities	16	56	(40)
Net cash (used in) provided by financing activities	(390)	62	(452)
Effect of exchange rate changes on cash and cash equivalents	6	11	(5)

(Decrease) increase in cash and cash equivalents	(181)	276	(457)
Cash and cash equivalents at beginning of period	1,399	1,322	77

Cash and cash equivalents at end of period	1,218	1,598	(380)
Short-term investments	65	196	(131)

Total cash, cash equivalents and short-term investments	$1,283	$1,794	$(511)

Cash Flows from Operating Activities

Net cash provided by operating activities of $187 million in the first quarter 2007 increased $40 million from first quarter 2006 primarily due to the following:

•	$121 million increase in pre-tax income.

•	$25 million increase due to lower net tax payments primarily reflecting refunds received in 2007 of prior year estimated tax payments.

•	$71 million decrease due to higher inventories primarily associated with our 2007 product launches.

•	$17 million decrease due to a lower net run-off of finance receivables as the decline in new finance receivable originations has moderated over the past several years.

•	$16 million decrease due to higher accounts receivable as a result of an increase in revenues partially offset by a $29 million sale of receivables.

Cash Flows from Investing Activities

Net cash provided by investing activities of $16 million in the first quarter 2007 decreased $40 million from first quarter 2006 primarily due to the following:

•

$138 million decrease in proceeds from divestitures and investments, as 2006 included $117 million distribution related to the sale of investments held by Ridge Re and a $21 million distribution from the liquidation of our investment in Xerox Capital LLC.

•	$37 million decrease due to higher capital expenditures and internal use software.

•	$109 million increase primarily due to the absence of the first quarter 2006 $103 million escrow deposit relating to the MPI litigation.

•	$24 million increase in net proceeds from sales of short-term investments.

Cash Flows from Financing Activities

Net cash used in financing activities was $390 million in the first quarter 2007. The decrease in cash of $452 million from first quarter 2006 was primarily due to the following:

•	$689 million decrease due to the absence of the net proceeds received from the March 2006 issuance of the 6.4% Senior Notes.

•	$100 million increase due to the first quarter 2006 payment of our liability to Xerox Capital LLC in connection with their redemption of Canadian deferred preferred shares.

•	$89 million increase due to lower first quarter 2007 net repayments on secured debt.

•	$14 million increase relating to the first quarter 2006 payment of preferred stock dividends. The conversion of our Series C Mandatory Convertible Preferred Stock occurred in the third quarter 2006.

•	$13 million increase due to lower purchases under our share repurchase program.

•	$10 million increase due to higher proceeds from the issuance of common stock, resulting from increases in exercised stock options.

Customer Financing Activities and Debt

The following represents our total finance assets associated with our lease and finance operations:

	March 31, 2007	December 31, 2006
Total Finance receivables, net (1)	$7,728	$7,844
Equipment on operating leases, net	492	481

Total Finance Assets, net	$8,220	$8,325

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

As of March 31, 2007, approximately 27% of total debt was secured by finance receivables and other assets compared to 29% at December 31, 2006. Our debt maturities are as follows:

	Unsecured Debt	Debt Secured by Finance Receivables	Other Secured Debt	Total Debt

Second Quarter	$303	$149	$3	$455

Third Quarter	3	188	3	194

Fourth Quarter	2	659	3	664

2007	308	996	9	1,313

2008	8	719	6	733

2009	1,058	101	5	1,164

2010	689	49	2	740

2011	802	10	—	812

Thereafter	2,188	1	3	2,192

Total	$5,053	$1,876	$25	$6,954

Subsequent Events

On April 2, 2007, we agreed to acquire the stock of Global Imaging Systems, Inc. (“Global Imaging”), a provider of office technology for small and medium businesses, for $1.5 billion in cash. Global Imaging is a U.S. supplier of office technology solutions, which includes the sale and service of automated office equipment, network integration services and electronic presentation systems. The operating results of Global Imaging will primarily be included within our Office segment from the date of acquisition. The acquisition of Global Imaging is expected to close in the second quarter of 2007, subject to receipt of regulatory approvals and customary closing conditions.

Forward-Looking Statements

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the ability to obtain regulatory approval for the Global Imaging transaction; the risk that the businesses of Xerox and Global Imaging will not be integrated successfully, or will take longer than anticipated;

the risk that the expected cost savings from the Global Imaging transaction will not be achieved or unexpected costs will be incurred; the risk that customer retention goals for the Global Imaging transaction will not be met and that disruptions from the Global Imaging transaction will harm relationships with customers, employees and suppliers; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our 2006 Form 10-K filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

XXX

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data.

Shares in thousands)

	Three Months Ended March 31,
	2007	2006
Basic Earnings per Share:

Net Income	$233	$200
Accrued dividends on Series C Mandatory Convertible Preferred Stock[1]	–	(14)

Adjusted net income available to common shareholders	$233	$186

Weighted Average Common Shares Outstanding	944,961	927,237

Basic Earnings per Share	$0.25	$0.20

Diluted Earnings per Share:

Net Income	$233	$200
Interest on Convertible Securities, net	–	1

Adjusted net income available to common shareholders	$233	$201

Weighted Average Common Shares Outstanding	944,961	927,237
Common shares issuable with respect to:
Stock options	9,165	9,915
Restricted stock and performance shares	5,707	2,574
Series C Mandatory Convertible Preferred Stock[1]	–	74,797
Convertible securities	1,992	1,992

Adjusted Weighted Average Common Shares Outstanding	961,825	1,016,515

Diluted Earnings per Share	$0.24	$0.20

[1]	Series C Mandatory Convertible Preferred Stock were converted to common shares in July 2006. Refer to our 2006 Form 10-K for additional information.

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended March 31,
	2007	2006
Total Segment Operating Profit	$362	$247
Reconciling items:
Restructuring and asset impairment charges	2	–
Restructuring charges of Fuji Xerox	(23)	–
Miscellaneous expenses	(6)	–
Equity in net income of unconsolidated affiliates	(6)	(39)

Pre-tax income:	$329	$208

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office, Developing Markets Operations (DMO) and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm) excluding 95 ppm with embedded controller, Color 41+ ppm excluding 50 ppm and 60 ppm with embedded controller; North America & Europe

Office:	Monochrome up to 90 ppm as well as 95 ppm with embedded controller; Color up to 40 ppm as well as 50 ppm and 60 ppm with embedded controller; North America & Europe

DMO:	Operations in Latin America, Brazil, the Middle East, India, Eurasia and Central-Eastern Europe, and Africa

Other:	Xerox Supplies Business Group (predominantly paper), value-added services, Wide Format Systems, Xerox Technology Enterprises (XTE), royalty and licensing, equity income and non-allocated corporate items